Exhibit 3.c

https://legiscan.com/DE/bill/SB69/2017

DE SB69 | 2017-2018 | 149th General Assembly

Delaware Senate Bill 69 (In Recess)

DE State Legislature page for SB69

●	Summary

●	Sponsors

●	Texts

●	Votes

●	Research

●	Comments

●	Track

Status

Completed Legislative Action

Spectrum: Slight Partisan Bill (Democrat 9-3)

Status: Passed on July 21 2017 - 100% progression

Action: 2017-07-21 - Signed by Governor

Text: Latest bill text (Draft #1) [HTML]

Summary

Section 1. Sections 1, 2, 5, 6, 7, 11 and 36 of this Act amend Sections 151(f), 202(a), 219(a), 219(c), 224, 232(c) and 364 of Title 8, respectively. Amendments to Sections 219, 224 and 232 and related provisions are intended to provide specific statutory authority for Delaware corporations to use networks of electronic databases (examples of which are described currently as distributed ledgers or a blockchain) for the creation and maintenance of corporate records, including the corporations stock ledger. Section 219(c), as amended, now includes a definition of stock ledger. Section 224, as amended, requires that the stock ledger serve three functions contemplated by the Delaware General Corporation Law: it must enable the corporation to prepare the list of stockholders specified in Sections 219 and 220; it must record the information specified in Sections 156, 159, 217(a) and 218; and, as required by Section 159, it must record transfers of stock as governed by Article 8 of subtitle I of Title 6. Sections 151, 202 and 364 are also amended to clarify that the notices given to holders of uncertificated shares pursuant to those sections may be given by electronic transmission.

Tracking Information

Register now for our free OneVote public service or GAITS Professional trial account and you can begin tracking this and other legislation, all driven by the real-time data of the LegiScan API. Providing tools allowing you to research pending legislation, stay informed with email alerts, content feeds, and share dynamic reports. Use our new PolitiCorps to join with friends and collegaues to monitor & discuss bills through the process.

Monitor Legislation or view this same bill number from multiple sessions or take advantage of our national legislative search.

Title

An Act To Amend Title 8 Of The Delaware Code Relating To The General Corporation Law.

Sponsors

Sen. Bryan Townsend [D]	Sen. Anthony Delcollo [R]	Sen. Stephanie Hansen [D]	Sen. Margaret Henry [D]
Rep. John Mitchell [D]	Rep. Sean Lynn [D]	Rep. Melanie Smith [D]	Sen. Gregory Lavelle [R]
Rep. Gerald Brady [D]	Rep. James Johnson [D]	Rep. Charles Paradee [D]	Rep. Jeffrey Spiegelman [R]

Roll Calls

2017-06-30 - House - House Third Reading (Y: 40 N: 1 NV: 0 Abs: 0) [PASS]

2017-06-06 - Senate - Senate Third Reading (Y: 20 N: 0 NV: 1 Abs: 0) [PASS]

History

Date	Chamber	Action
2017-07-21		Signed by Governor
2017-06-30		Passed By House. Votes: 40 YES 1 NO
2017-06-14		Reported Out of Committee (Judiciary) in House with 9 On Its Merits
2017-06-07		Assigned to Judiciary Committee in House
2017-06-06		Passed By Senate. Votes: 20 YES 1 NOT VOTING
2017-06-06		Reported Out of Committee (Elections & Government Affairs) in Senate with 3 Favorable
2017-05-05		Introduced and Assigned to Elections & Government Affairs Committee in Senate

Delaware State Sources

Type	Source
Summary	http://legis.delaware.gov/BillDetail?LegislationId=25730
Text	http://legis.delaware.gov/json/BillDetail/GenerateHtmlDocument?legislationId=25730&legislationTypeId=1&docTypeId=2&legislationName=SB69
Roll Call	http://legis.delaware.gov/json/RollCall/GetRollCallVoteByRollCallId#18699
Roll Call	http://legis.delaware.gov/json/RollCall/GetRollCallVoteByRollCallId#19050